PKF

Accountants &
business advisers

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
OmniaLuo, Inc.

We consent to the inclusion in this Registration Statement of OmniaLuo, Inc. on Post-Effective Amendment No. 1 on Form S-1 of our report dated March 27, 2008 with respect to the Consolidated Balance Sheet of OmniaLuo, Inc. as of December 31, 2007 and the related Consolidated Statements of Operations and Comprehensive Income, Stockholders' Equity and Cash Flows for each of the two years in the period ended December 31, 2007 and the reference to our firm under the caption "Experts" in such Registration Statement.

PKF
Certified Public Accountants
Hong Kong, China
September 29, 2008

Tel 852 2806 3822 I Fax 852 2806 3712
E-mail info@pkf-hk.com I www.pkf-hk.com
PKF I 26/F, Citicorp Centre I 18 Whitfield Road I Causeway Bay I Hong Kong

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